SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 15, 2008
EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Employment Agreement, dated as of September 15, 2008
EX-10.2 Amendment to Employment Agreement, dated as of September 16, 2008

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 15, 2008, the Board of Directors (the “Board”) of EPIX Pharmaceuticals, Inc. (the “Company”) approved a retention plan (the “Retention Plan”) for members of its management team, including the following named executive officers: Kim Cobleigh Drapkin, the Company’s Chief Financial Officer; and Chen Schor, the Company’s Chief Business Officer.
     As part of the Retention Plan, on September 15, 2008, the Company entered into an amended and restated employment agreement with Ms. Drapkin (the “Employment Agreement”), which supersedes Ms. Drapkin’s prior employment agreement with the Company. Pursuant to the Employment Agreement, the Company will continue to employ Ms. Drapkin as Chief Financial Officer. Her initial annual base salary is set at $260,000, she is eligible for a performance-based bonus under the Company’s annual bonus program as determined by the Company’s Compensation Committee, and she is entitled to other benefits offered to similarly situated employees. In addition, so long as Ms. Drapkin remains an employee of the Company, she will receive four (4) quarterly cash payments of $12,500 beginning September 30, 2008.
     Under the Employment Agreement, if the Company terminates Ms. Drapkin’s employment without cause (as defined in the Employment Agreement), or if Ms. Drapkin terminates her employment for “good reason,” then, subject to the execution of a release of claims, she will be entitled to receive a severance payment equal to twelve months of her then-current base salary, continued premium payments toward group health plan benefits for twelve months, and a pro rata portion of her bonus and quarterly cash payment, as applicable, as of the end of the last fiscal quarter prior to termination. “Good reason” is generally defined as a material reduction in Ms. Drapkin’s responsibilities, duties, authority or base salary or the relocation of Ms. Drapkin’s primary place of employment by more than 100 miles, in each case following notice to the Company and the opportunity to cure.
     In addition, the Employment Agreement entitles Ms. Drapkin to the following retention provisions:
•	a number of fully vested shares of common stock of the Company as is equal to 25% of her then-current gross annual base salary on each of December 31, 2008 and June 30, 2009; and

•	a cash bonus equal to 25% of her then-current gross annual base salary upon each of (i) the achievement of a specified fundraising goal for the Company and (ii) the approval by the U.S. Food and Drug Administration (the “FDA”) of the Company’s blood pool magnetic resonance angiography agent, Vasovist.
If, prior to June 30, 2009, Ms. Drapkin’s employment is terminated by the Company without cause or Ms. Drapkin resigns from her employment with good reason, the Company will pay to Ms. Drapkin all of the payments described in this paragraph that have not yet been paid, regardless of whether the applicable dates or milestones set forth above have been achieved. If Ms. Drapkin’s employment with the Company is discontinued in any manner other than as described in the previous sentence, she will no longer be eligible to receive the foregoing retention payments described in this paragraph.

     Similarly, as part of the Retention Plan, on September 16, 2008, the Company entered into an amendment to its employment agreement with Mr. Schor, dated as of June 16, 2008 (the “Amendment”). Pursuant to the Amendment, Mr. Schor is entitled to the following retention provisions:
•	a number of fully vested shares of common stock of the Company as is equal to 25% of his then-current gross annual base salary on each of December 31, 2008 and June 30, 2009; and

•	a cash bonus equal to 25% of his then-current gross annual base salary upon each of (i) the achievement of a specified fundraising goal for the Company and (ii) the approval of Vasovist by the FDA.
If Mr. Schor’s employment is terminated by the Company as a result of a change in control of the Company and without cause (as defined in his employment agreement), or if Mr. Schor resigns from his employment with good reason (as defined in his employment agreement) following a change in control of the Company but prior to June 30, 2009, the Company will pay to Mr. Schor all of the payments described in this paragraph that have not yet been paid, regardless of whether the applicable dates or milestones set forth in this paragraph have been achieved. If Mr. Schor’s employment with the Company is discontinued in any manner other than as described in the previous sentence, he will no longer be eligible to receive the foregoing retention payments described in this paragraph.
     The above summary descriptions of the Employment Agreement and the Amendment are qualified in their entirety by the full text of the agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
      (d) Exhibits:
10.1	Employment Agreement between the Company and Kim C. Drapkin, dated as of September 15, 2008.

10.2	Amendment to Employment Agreement between the Company and Chen Schor, dated as of September 16, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.

September 18, 2008	By:	/s/ Kim Cobleigh Drapkin

Kim Cobleigh Drapkin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between the Company and Kim C. Drapkin, dated as of September 15, 2008.

10.2	Amendment to Employment Agreement between the Company and Chen Schor, dated as of September 16, 2008.